Exhibit 10.1

Guangdong Yi An Investment Consulting Co., Ltd.
Share Transfer Agreement

Party  A. Liang Weiling            Nationality: Chinese
Address:  Room 2014, 20 Lishui Fang, Dongshan District, Guangzhou, China.

Party B. Chen Yu          Nationality: Chinese
Address:  Room 807, 439 Chepo Road, Tianhe District, Guangzhou, China.

Party C.  Apextalk Holdings, Inc.
Registered Address:  637, Howard Street, San Francisco, California.
Legal representative: Zeng Chuanda         Nationality: Chinese

According to the Company Law of the People’s Republic of China, The Law of The People's Republic of China on Chinese-Foreign Equity Joint Ventures and Rules for Foreign Investor Merge with Domestic Enterprise, together with other related laws and rules.  It is agreed as follows by the parties on the Share Transfer Agreement:

Party A is the beneficial owner of 78% of the shares of Guangdong Yi An Investment Consulting Co., Ltd. (the “Company”); Party B is the beneficial owner of 22% of the shares of the Company.  Parties A and B agree to sell 51% of the Company’s issued and outstanding common shares (the “Common Shares”), which is approved by the Company’s shareholder meeting.

Party A agrees to sell 29% of the Common Shares to Party C and give up any preemptive rights.

Party B agrees to sell 22% of the Common Shares to Party C and give up any preemptive rights as well. Such Shares are collectively referred to as the Shares.

1)	Purchase Price

Subject to the terms and conditions of this Agreement, Party A agrees to transfer 29% of the Common Shares to Party C in exchange for an amount of USD 2,270,000 and Party C agrees to accept such transfer subject to the terms above.

Subject to the terms and conditions of this Agreement, Party B agrees to transfer 22% of the Common Shares to Party C in exchange for an amount of USD 1,730,000 and Party C agrees to accept such transfer subject to the terms above.

Party C represents that such transfer will be approved by the Board of Party C. Party C further represents that, subject to the terms of Section (1) of this Agreement, the payment for such shares will be wire transferred to the designated bank accounts of Party A and Party B within ninety (90) days after the renewal of Party C’s business license, of which USD 2,270,000 shall be wire transferred to Party A’s account and USD 1,730,000 shall be wire transferred to Party B’s account.

2)	Representations and Warranties

As of November 30, 2009, all of the Company’s assets and liabilities had been duly audited and confirmed by Party A, Party B and Party C.

Party A and Party B represent and warrant that they have the ownership of and full legal rights to the Shares transferred to Party C.  Party A and Party B further ensure that the Shares are free from any pledge, liens and encumbrances and are not subject to any third-party claims or litigations. Party A and Party B will assume all the economic and legal liabilities if the above representations and warranties are breached.

Party A and Party B also agree to give up all the preemptive rights.

3)	Percentage of Funding and the Allocation of the Company’s Debts and Liabilities

Following the effective date of this Agreement, the Company will be changed into a joint venture and Party A and Party C will enter into a new joint venture agreement and Articles of Association.  Party A will provide 49% of the funding, or RMB 24,500,000. Party C will provide 51% of the funding, or RMB 25,500,000. Party A and Party C will share the interests, risks and losses of the Company in accordance with their ownership percentage.

4)	Defaulting

a.
In the event that either Party fails to perform any of its obligations hereunder or the representations and warranties of the Defaulting Party are untrue or inaccurate, the Defaulting Party shall reimburse the non-defaulting party for losses arising from such breach suffered by the non-defaulting party.

b.	If Party C fails to pay the purchase price in accordance with the terms of this Agreement, Party shall pay a penalty fee equaling to 0.2% of the purchase price for each delaying day.

5)	Termination and Amendment

Upon occurrence of one of the following events, either party can amend or terminate this Agreement, however, such amendment or termination shall be in written form signed by all three parties and approved by relevant government agencies.

a.	Act of God, or any other unavoidable external factors caused without the fault of any party, which renders the performance of this Agreement impossible.
b.	Release of this Agreement as agreed upon by all the Parties.

6)	Governing Law and Jurisdiction

a.	This Agreement shall be governed by and construed in accordance with the laws of the People’s Republic of China.
b.
All disputes arising out of or in connection with this Agreement shall first be resolved through negotiations by the Parties.  If such disputes are not resolved by negotiation, any Party may file a lawsuit at China International Economic and Trade Arbitration Committee to resolve such dispute.  The result will be final and binding on all Parties.

7)	Effectiveness of this Agreement

This Agreement shall be signed and sealed by the authorized representative of Party A, Party B and Party C, and approved by the relevant authority.  A transfer registration shall also be consummated with the registration authority within 30 days.

8)	Miscellaneous

a.	This Agreement is executed in eight (8) copies, each Party shall hold one set and the remaining shall be reserved by relevant authorities.
b.	This Agreement is signed by Party A, Party B and Party C at Guangzhou on December 16, 2009.